EXHIBIT 3.1
STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NANOSTRING TECHNOLOGIES, INC.

THE UNDERSIGNED, being a duly appointed and authorized officer of NanoString Technologies, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), does hereby certify, on behalf of the Corporation, as follows for the purpose of amending the Corporation’s Amended and Restated Certificate of Incorporation:
1.The name of the Corporation is NanoString Technologies, Inc.
2.The original Certificate of Incorporation of this Corporation was originally filed with the Secretary of State of Delaware on June 20, 2003, which was amended and restated on June 23, 2023.
3.That the board of directors of the Corporation duly adopted resolutions approving the following amendment (the “Amendment”) to the Amended and Restated Certificate of Incorporation of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, declaring such Amendment to be advisable.
4.That the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended as provided herein. Article I of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read as follows
“ARTICLE I. The name of the Corporation is NS Wind Down Co., Inc.”
5.Except as expressly amended by this Amendment, the provisions of the Amended and Restated Certificate of Incorporation of the Corporation shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been executed this 28th day of May, 2024.
NANOSTRING TECHNOLOGIES, INC.
By: /s/ K. Thomas Bailey
Name: K. Thomas Bailey
Title: Treasurer